ISSUER FREE WRITING PROSPECTUS
Dated May 29, 2012
Filed Pursuant to Rule 433
Registration No. 333-181686

AMERICAN REALTY CAPITAL PROPERTIES, INC.
FREE WRITING PROSPECTUS

American Realty Capital Properties, Inc. (the “Company”) filed a registration statement on Form S-11 (including a prospectus) with the SEC on May 25, 2012. The registration statement has not yet become effective. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The preliminary prospectus, dated May 25, 2012, is available on the SEC Web site at http://sec.gov/Archives/edgar/data/1507385/000114420412031826/v314528_s11.htm.

Alternatively, the Company or any underwriter participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.

The Company does not believe that the following communication presents an offer as defined in the Securities Act of 1933, as amended. However, the Company is filing the communication in a Free Writing Prospectus as a precautionary matter.

Attached hereto is a copy of the Company’s May/June 2012 Investor Presentation.

American Realty Capital Properties, Inc. (NASDAQ: ARCP) Company Overview / Follow-On Offering May/June 2012 1

American Realty Capital Properties, Inc. Introductory Notes The data and other information described in these slides are of the date of the slides or an earlier date indicated. Future performance may not be consistent with past performance and is subject to change and inherent risks and uncertainties. This presentation contains certain statements that are expectations, or projections of the future and might be considered to be forward-looking statements under Federal Securities laws. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties. The Company’s in actual these forward-looking statements, and we may not release revisions to these forward-looking statements to reflect changes after we’ve made the statements. Factors and risks that disclosed from time to time in greater detail in the "SEC") including, but not limited -K, the Company's Quarterly Report on Form 10-Qto, the Company’s report filed with the SEC, as well as Company press releases. 2

American Realty Capital Properties, Inc. Investment Strategy OPurchase freestanding, ODiversify portfolio by: single-tenant properties at Tenant “Main& Main” or in Industry strategic locations Geography ONet leases with: OTarget investment-grade tenants “Medium Term” and other credit-worthy tenants duration (3 to 8 years) Below-market OBuy real estate at or below "vintage” rents replacement cost Contractual rent growth Significant asset appreciation potential, compelling initial yields and limited buying pressure provide ARCP investors distributions paid monthly with income growth opportunities. 3

American Realty Capital Properties, Inc. Company Highlights O Single tenant, net lease real estate investment company focused on credit-rated tenants and medium-term leases O High quality portfolio, approximately 2 million square feet1 100% occupied 99% investment-grade rated 7.1 years average remaining lease term Minimal near-term lease expirations O Substantial portfolio growth since September 2011 IPO1 82% increase in assets 100% increase in revenue 163% increase in square feet O Monthly dividend of $0.885 per share, annualized (raised $0.01 since IPO) 1 Includes all properties owned as of the date of this presentation, plus the 30 additional acquisitions under contract described in the Company's S-11 filed on May 25, 2012. 4

American Realty Capital Properties, Inc. Portfolio Growth At IPO Pro Forma % Increase Portfolio1 Net Operating Income (NOI) $9 million $18 million 100% Purchase Price $119 million $216 million 82% Square Feet 0.76 million 2.00 million 163% Tenants 3 11 367% Industries 2 8 400% States 16 21 31% % Investment Grade 100% 99% (% of rents) In only eight months, ARCP has more than doubled the size of its portfolio by square feet and NOI. 5 1 Includes all properties owned as of the date of this presentation, plus the 30 additional acquisitions under contract described in the Company's S-11 filed on May 25, 2012.

American Realty Capital Properties, Inc. Portfolio and Earnings Growth Portfolio & Earnings Growth AFFO Growth IPO Follow-On Follow-On $1.15 Oct 2011 May 2012 15% AFFO Growth Since IPO Cumulative Properties 61 90 120 $1.10 $1.09 Share $1.05 Cumulative Purchase Price $119mm $145mm $216mm $1.05 Cumulative Square Feet 0.8mm 1.0mm 2.0mm $1.00 Shares Outstanding 7.3mm 8.8mm 10.8mm Per AFFO $0.95 $0.96 $0.95 Shares Outstanding $0.95(1) $0.96(2) $1.05(3) $0.90 AFFO/Share Distributions Per Share $0.875 $0.880 $0.885 $0.85 IPO(1) Follow On Follow On Post Follow-(Oct 2011)(2) (May 2012)(3) on(4) AFFO Coverage 1.09x 1.09x 1.19x (1) AFFO per share components: net income of $0.04 plus depreciation and amortization of $0.91. (2) AFFO per share components: net income of $0.03 plus depreciation and amortization of $0.90 and acquisition and transaction costs of $0.03. (3) AFFO per share components: net income of $0.18 plus depreciation and amortization of $0.75, loss from discontinued operations of $0.08, amortization of deferred financing costs of $0.06, non-cash equity compensation expense of $0.05, less straight-line rent per share of $0.07. (4) AFFO depicted post-May 2012 follow-on offering reflects $10 million of assumed additional acquisitions. 6

American Realty Capital Properties, Inc. Portfolio Overview Average Purchase Current Tenant Industry # of Properties Rent Price ($000's) Square Feet Occupancy Actual Rent/SF ($000's) Owned: Citizens Bank Retail Banking 59 $6,729 $95,241 291,920 100% $23.05 Home Depot Home Repair 1 2,258 23,398 465,600 100% 4.85 Dollar General Discount Retail 20 951 9,981 177,103 100% 5.37 Walgreens Pharmacy 2 591 6,203 29,610 100% 19.96 Advanced Auto Parts Auto Retail 6 450 5,122 42,000 100% 10.71 GSA Government 1 405 4,850 12,009 100% 33.72 Community Bank Retail Banking 1 36 560 4,410 100% 8.16 Subtotal / Average 90 $11,420 $145,355 1,022,652 100% $11.17 Under Contract(1): John Deere Specialty Retail 1 $2,299 $26,126 552,960 100% $4.16 FedEx Distribution 6 1,094 12,152 92,935 100% 11.77 GSA Government Services 4 1,676 18,310 90,769 100% 18.46 Dollar General Discount Retail 17 595 6,175 149,031 100% 3.99 Mrs. Bairds Consumer Goods 1 637 6,213 75,150 100% 8.48 Tractor Supply Specialty Retail 1 182 1,921 19,605 100% 9.27 Subtotal / Average 30 $6,483 $70,897 980,450 100% $6.61 Pro Forma Total / Average 120 $17,903 $216,252 2,003,102 100% $8.94 7 (1) Properties under contract are further described in the S-11 filed on May 25, 2012.

American Realty Capital Properties, Inc. Portfolio Transformation Tenant Concentration At IPO Tenant Concentration Pro Forma Portfolio(1) (% of Average Annual Rent) (% of Average Annual Rent) 3.5% 1.0% 6.1% 0.2% 25.0% 13.6% 37.2% 0.4% 11.5% 74.6% 8.6% 12.5% 3.3% 2.5% Citizens Bank Community Bank Home Depot Citizens Bank Home Depot Advanced Auto Dollar General Walgreens GSA John Deere FedEx Community Bank Mrs. Bairds Tractor Supply O ARCP has significantly diversified its tenant concentration. O Citizens Bank’s concentration has decreased O Since IPO, eight new credit tenants have been added to the portfolio. 8 (1) Includes all properties owned as of the date of this presentation, plus the 30 additional acquisitions under contract described in the Company's S-11 filed on May 25, 2012.

American Realty Capital Properties, Inc. Portfolio Transformation Industry Concentration At IPO Industry Concentration Pro Forma Portfolio(1) (% of Average Annual Rent) (% of Average Annual Rent) 6.1% 3.5% 25.0% 14.6% 37.4% 11.5% 75.0% 3.3% 8.6% 12.5% 2.5% Retail Banking Home Repair Retail Banking Home Repair Auto Retail Discount Retail Pharmacy Government Services Specialty Retail Freight O ARCP has further diversified the portfolio by adding six new industries. O Retail Banking concentration has decreased from 75% to 37% of rents. O ARCP’s portfolio rent is currently 9 (1) Includes all properties owned as of the date of this presentation, plus the 30 additional acquisitions under contract described in the Company's S-11 filed on May 25, 2012.

American Realty Capital Properties, Inc. Tenant Credit Ratings Credit Investment Pre-Offering Post-Offering Tenant Rating Grade Average Rent (%) Average Rent (%) Citizens Bank A Yes 59% 38% John Deere(1) A Yes 13% Home Depot(2) A- Yes 20% 12% GSA AA+ Yes 4% 11% Dollar General BBB- Yes 8% 9% FedEx(1) BBB Yes 6% Mrs. Baird’s (1) BBB Yes 4% Walgreens A Yes 5% 3% Advance Auto Parts BBB- Yes 4% 3% Tractor Supply(1) NR 1% Community Bank BBB+ Yes <1% <1% 99% of Rents Derived From Investment Grade Tenants (1) Includes all properties owned as of the date of this presentation, plus the 30 additional acquisitions under contract described in the Company's S-11 filed on May 25, 2012. 10 (2) The tenant of our property leased to Home Depot is an unrated wholly-owned subsidiary, Home Depot USA, Inc. For purposes of this presentation, we have attributed the rating of the parent company to its wholly-owned subsidiary.

American Realty Capital Properties, Inc. Lease Maturity (By Average Annualized Rent) ARCP LEASE MATURITY - $4,000 By Average Annualized Rent ($000's) (2012-2016) $3,000 Rent Annualized $2,000 Average $1,000 3.0% 3.3% 0.2% $- 2012 2013 2014 2015 2016 Year Limited Near-Term Lease Rollover 11

American Realty Capital Properties, Inc. Portfolio Highlights Pro Forma Overview Pro Forma Portfolio Overview Number of Properties 120 99% investment grade tenants Total Square Feet 2 million Occupancy 100% 100% occupancy Avg. Remaining Lease Term 7.1 years % Investment Grade (By GAAP NOI) 99% High quality portfolio diversified by Number of Tenants 11 States 21 tenant, industry, property type and Annualized Rent $18 million geography Portfolio Map 12 (1) Includes all properties owned as of the date of this presentation, plus the 30 additional acquisitions under contract described in the Company's S-11 filed on May 25, 2012.

American Realty Capital Properties, Inc. Debt Maturities Balance Mortgage Financing1 Maturity Interest Rate (000's) Citizens Bank Portfolio $11,940 2016 3.75% Home Depot 13,850 2015 5.25% Advance Auto & Dollar General 4,470 2016 4.89% Total / Average $30,260 4.60% $120,000 ARCP Debt Maturities $100,000 ($000's) $80,000 Debt $60,000 $40,000 $20,000 $0 2012 2013 2014 2015 2016 Year 1 Excludes revolving line of credit. 13

American Realty Capital Properties, Inc. Management Agreement O Externally managed by ARC Properties Advisors, LLC (an affiliate of American Realty Capital) O Fully-staffed professional management team O Total management fee limited to 50 bps on average adjusted book value O Management fee subordinated to full coverage of shareholder distributions from FFO, as adjusted O Incentive compensation performance-based 14

American Realty Capital Properties, Inc. Executive Management / Full-Integrated Services Platform Nicholas S. Schorsch Michael Weil Chairman & CEO President & COO Andrew Winer Brian S. Block Peter M. Budko Senior VP, Chief Financial Officer Chief Investment Officer Debt Capital Markets ARC Advisory Services Group Investor Due Investment Operations Accounting Legal Relations Diligence Banking Human IT Marketing Financing Originations Resources 15

American Realty Capital Properties, Inc. Management Team O Insider Ownership: Over 20% of Company owned by insiders O Fully-Integrated Services Platform: 95 professionals and support personnel provide all critical real estate and investment functions Acquisition, asset management, operations, leasing and capital markets Accounting, reporting, risk management, legal, investor relations O Deep Net lease experience and expertise $5 billion invested in net lease properties Net lease investments in all major industry sectors O Long-standing relationships with key industry participants Corporate Tenants Financial Institutions Developers Advisors and Intermediaries 16

American Realty Capital Properties, Inc. External vs. Internal G&A Comparison for ARCP Property Type G&A/GAV G&A as % of Gross Asset Value Prison 2.7% 3.0% Diversified 2.4% Outlet Center 1.7% 2.5% Health Care 1.4% 2.0% Specialty 1.2% 1.5% Shopping Center 1.2% 1.0% Cineplex Theater 1.0% Industrial 0.9% 0.5% Manufactured home 0.9% 0.0% Single-Tenant 0.9% Self-Storage 0.8% Office 0.7% Student Housing 0.6% Regional Mall 0.5% REITs 1.0% ARCP (3bp) ARCP’s G&A is less than half of 17 Source: SNL Financial LC, as of 1Q, 2012

American Realty Capital Properties, Inc. Company Highlights O Annualized distributions of $0.885 per share, paid monthly, increased twice since IPO O 82% (1) growth in size of investment portfolio since IPO O Increased portfolio diversification by tenant, industry and geography O High quality assets O 99% investment grade by GAAP NOI O Strong cash flows O Asset appreciation potential O Low operating cost structure O Experienced management team 18 (1) Includes all properties owned as of the date of this presentation, plus the 30 additional acquisitions under contract described in the Company's S-11 filed on May 25, 2012.

American Realty Capital Properties, Inc. Offering Summary Offering Size $33 million (assumes $11.00 per share) Shares Offered 3.0 million common shares Underwriters Baird, Ladenburg Thalmann, JMP Securities Use of Proceeds Property acquisitions, transaction expenses, working capital Investment Strategy Single tenant, free-standing properties net leased medium-term to tenants with strong credit profiles Property Acquisitions 30 properties, $71 million purchase price Impact to AFFO Per $0.96/share as of October 2011 follow-on to Share $1.05/share as of May 2012 follow-on ($1.09 / share post May 2012 follow-on, including assumed additional acquisitions) 19

American Realty Capital Properties, Inc. (NASDAQ: ARCP) Company Contacts Investor Questions: Press Inquiries: Brian S. Block Anthony J. DeFazio T: (212) 415-6512 DeFazio Communications, LLC M: (215) 906-9122 T: (484) 532-7783 bblock@arlcap.com M: (484) 410-1354 tony@defaziocommunications.com 20